As filed with the Securities and Exchange Commission on November 14, 2008

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
Under the

Securities Act of 1933

                   PRESSURE BIOSCIENCES, INC.
(Exact Name of Registrant as Specified in Its Charter)

Massachusetts	04-2652826
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification Number)

14 Norfolk Avenue, South Easton, MA 02375
(Address of Principal Executive Offices) (Zip Code)

PRESSURE BIOSCIENCES, INC. 2005 EQUITY INCENTIVE PLAN

(Full Title of the Plan)

Richard T. Schumacher, President and Chief Executive Officer
Pressure BioSciences, Inc.
14 Norfolk Avenue
South Easton, MA 02375
(Name and Address of Agent For Service)

with a copy to:

Steven R. London, Esq.
Pepper Hamilton LLP
125 High Street
Oliver Street Tower, 15th Floor
Boston, MA 02110

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check One).

Large accelerated filer  ☐      Accelerated filer  ☐    Non-accelerated filer ☐      Smaller reporting company  ☒

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration fee

Common Stock, $.01 par value	500,000 (2) shares	$1.26	$627,500	$24.66

Preferred Share Purchase Rights (3)(4)	500,000	—	—	—

(1)
Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), on the basis of the average high and low prices for the Registrant's common stock on the Nasdaq Capital Market on November 12, 2008.

(2)
Pursuant to Rule 416 under the Securities Act, this registration statement shall also cover such presently indeterminable number of additional shares of common stock which may become issuable under the Registrant’s 2005 Equity Incentive Plan, as amended, in the event of a merger, consolidation, reorganization, recapitalization, stock dividend, stock split, stock combination, or other similar changes in the common stock.

(3)
The rights are attached to the Registrant’s common stock pursuant to a Rights Agreement dated as of February 27, 2003, as amended, between the Registrant and Computershare Trust Company, Inc. The value attributable to the rights, if any, is reflected in the value of the common stock and the registration fee for the rights is included in the fee for the common stock.

(4)
The 500,000 rights registered by this registration statement represent each right that may be issued in connection with each share of common stock issuable upon exercise of options or pursuant to awards granted or to be granted under the Registrant’s 2005 Equity Incentive Plan. Such presently indeterminable number of additional rights are also registered by this registration statement as may be issued in the event of a merger, consolidation, reorganization, recapitalization, stock dividend, stock split or other similar changes in the common stock. The rights are not separately transferable apart from the Registrant’s common stock, nor are they exercisable until the occurrence of certain events. Accordingly, no independent value has been attributed to the rights registered hereunder.

EXPLANATORY NOTE

This registration statement relates to the registration of additional securities of the same class as other securities for which a registration statement is effective relating to the Registrant’s 2005 Equity Incentive Plan, as amended. Pursuant to General Instruction E of Form S-8, except as otherwise provided herein, this registration statement also incorporates by reference the Registrant’s registration statement on Form S-8 (Registration No. 333-128594) relating to the registration of an aggregate of 1,000,000 shares issuable under the Registrant’s 2005 Equity Incentive Plan. Following the registration of the additional 500,000 shares under this registration statement, a total of 1,500,000 shares will be registered under the 2005 Equity Incentive Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1. Plan Information*
Item 2. Registrant’s Information and Employee Plan Annual Information *

*
The documents containing the information specified in Part I will be sent or given to Participants in the Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the Note of Part I of the Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “SEC”), either as part of this registration statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this registration statement, taken together, constitute the prospectus required by Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this registration statement the following documents:

(a)
The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2007 (the “Annual Report”), filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(b)	The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarters ended March 31, 2008, June 30, 2008 and September 30, 2008, respectively.

(c)	The Registrant’s Current Reports on Form 8-K, filed with the SEC on September 19, 2008 and September 29, 2008.

(d)
The description of (i) the Registrant's common stock contained in the Registrant's registration statement on Form 8-A (File No. 0-21615), filed under the Exchange Act with the Securities and Exchange Commission on October 26, 1996; and (ii) the Registrant’s preferred share purchase rights contained in the Registrant’s registration statement on Form 8-A (File No. 0-21615), filed under the Exchange Act with the Securities and Exchange Commission on March 12, 2003, including any amendments or reports filed for the purposes of updating such descriptions.

Current Reports on Form 8-K containing only Regulation FD or Regulation G disclosure furnished under Items 2.02 and 7.01 of Form 8-K and any related exhibits furnished under Item 9.01 of Form 8-K are not incorporated herein by reference.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports on Form 8-K containing only Regulation FD or Regulation G disclosure furnished under Items 2.02 and 7.01 of Form 8-K and any related exhibits furnished under Item 9.01 of Form 8-K, unless otherwise indicated therein),, subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed hereby incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 8.51 of the Massachusetts Business Corporation Act, under which the Registrant is governed, provides that a corporation may indemnify a director who is a party to a proceeding because he is a director against liability incurred in the proceeding if he conducted himself in good faith and he reasonably believed that his conduct was in the best interests of the corporation or that his conduct was at least not opposed to the best interests of the corporation, and, in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. Section 8.52 of the Massachusetts Business Corporation Act requires corporations to indemnify any director who was wholly successful in the defense of any proceeding to which he was a party because he was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding.

Section 8.56 of the Massachusetts Business Corporation Act provides that a corporation may indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because he is an officer of the corporation to the same extent as a director, and, if he is an officer but not a director, to such further extent as may be provided by the articles of organization, the bylaws, a resolution of the board of directors or contract, except for liability arising out of acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law. Section 8.56 also provides that an officer of the corporation who is not a director is entitled to mandatory indemnification under Section 8.52, and that the officer may apply to a court for indemnification or an advance for expenses, in each case to the same extent to which a director may be entitled to indemnification or advance under those provisions.

The Registrant’s Amended and Restated By-laws, as amended (“By-laws”), include provisions to permit the indemnification of the Registrant’s officers and directors for damages arising out of the performance of their duties unless such damages arise out of the officer's or director's failure to exercise his duties and to discharge the duties of his office in good faith and in the reasonable belief that his action was in, or not opposed to, the best interest of the Registrant, and with respect to any criminal action, do not have reasonable cause to believe that his conduct was unlawful. The Registrant’s By-laws also include a provision permitting the Registrant’s to advance expenses to an officer or director incurred by such officer or director in connection with certain proceedings, upon receipt of an undertaking to repay the amount advanced, which undertaking may be accepted by the board of directors without reference to the financial ability of such officer or director to make repayment.

Section 2.02 of the Massachusetts Business Corporation Act provides that the articles of organization of a corporation may contain a provision eliminating or limiting the personal liability of a director to the corporation for monetary damages for breach of a fiduciary duty as a director notwithstanding any provision of law imposing such liability; provided, however, that such provision shall not eliminate or limit the liability of a director (1) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for improper distributions under Sections 6.40 of the Massachusetts Business Corporation Act or (4) for any transaction from which the director derived an improper personal benefit. The Registrant’s Restated Articles of Organization, as amended (the “Articles”) contains such a provision. This provision of the Articles will limit the remedies available to a stockholder in the event of breaches of any director's duties to such stockholder or to the Registrant.

The Articles provide that the Registrant may, either in its By-laws or by contract, provide for the indemnification of directors, officers, employees and agents, by whomever elected or appointed, to the full extent permitted by law as the law may be amended from time to time.

The Registrant enters into indemnification agreements with its officers and directors from time to time. The indemnification agreements provide that the Registrant will pay certain amounts incurred by a director or officer in connection with any civil or criminal action or proceeding and specifically including actions by or in the name of the Registrant (derivative suits) where the individual’s involvement is by reason of the fact that he is or was a director or officer. Such amounts include, to the maximum extent permitted by law, attorney’s fees, judgments, civil or criminal fines, settlement amounts and other expenses customarily incurred in connection with legal proceedings. Under the indemnification agreements, a director or officer will not receive indemnification if he is found not to have acted in good faith in the reasonable belief that his action was in the best interests of the Registrant.

Section 8.57 of the Massachusetts Business Corporation Act also contains provisions authorizing a corporation to obtain insurance on behalf of any director or officer of the corporation against liabilities, whether or not the corporation would have the power to indemnify against such liabilities. The Registrant maintains directors and officers liability insurance for the benefit of its directors and certain of its officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description

4.1	Restated Articles of Organization of the Registrant, filed as Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-10759).*

4.2
Articles of Amendment to Restated Articles of the Organization of the Registrant, filed as Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004 (File No. 0-21615).*

4.3	Amended and Restated Bylaws of the Registrant, filed as Exhibit 3.2 to the Registrant’s Registration Statement on Form S-1 (File No. 333-10759).*

4.4	Amendment to Amended and Restated Bylaws of the Registrant, filed as Exhibit 3.3 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2002 (File No. 0-21615).*

4.5	Specimen Certificate for the Shares of the Registrant’s Common Stock, filed as Exhibit 4.1 to the Registrant’s Annual Report on Form 10-KSB for the year ended December 31, 2004 (File No. 0-21615).*

4.6
Description of Capital Stock (contained in the Registrant’s Restated Articles of Organization, as amended, filed as Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-10759)).*

4.7
Rights Agreement dated as of February 27, 2003 between the Registrant and Computershare Trust Company, Inc., filed as Exhibit 4 to the Registrant’s Current Report on Form 8-K (File No. 0-21615) filed with the SEC on March 12, 2003.*

4.8
Amendment No. 1 to Rights Agreement dated April 16, 2004 between the Registrant and Computershare Trust Company, Inc., filed as Exhibit 4 to the Registrant’s Current Report on Form 8-K (File No. 0-21615) filed with the SEC on April 16, 2004.*

5.01	Legal Opinion of Pepper Hamilton LLP.

23.01	Consent of UHY LLP (Independent Registered Public Accounting Firm for the Registrant).

23.02	Consent of Pepper Hamilton LLP (included in its legal opinion filed as Exhibit 5.01 to this registration statement).

24.01	Power of Attorney (included on the signature page of this registration statement).

99.01	Registrant’s 2005 Equity Incentive Plan, filed as Exhibit 99.01 to the Registrant’s Registration Statement on Form S-8 (Reg. No. 333-128594) filed with the SEC on September 26, 2005.*

99.02	Amendment No. 1 to the Registrant’s 2005 Equity Incentive Plan, filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File No. 333-21615) filed with the SEC on September 29, 2008.*
________
*
Not filed herewith. In accordance with Rule 411(c) promulgated pursuant to the Securities Act of 1933, as amended, reference is made to the documents previously filed with the Securities and Exchange Commission, which documents are hereby incorporated by reference.

Item 9. Required Undertakings

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) If the Registrant is relying on Rule 430B:

(A) Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of South Easton, Commonwealth of Massachusetts, on the 14th day of November, 2008.

PRESSURE BIOSCIENCES, INC.

By:	/s/ Richard T. Schumacher
Richard T. Schumacher
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that the person whose signature appears below constitutes and appoints Richard T. Schumacher and Edward H. Myles, and each of them (with full power to each of them to act alone), his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ R. Wayne Fritzsche R. Wayne Fritzsche	Director and Chairman of the Board	November 14, 2008

/s/ Richard T. Schumacher Richard T. Schumacher	Director, President and Chief Executive Officer (Principal Executive Officer)	November 14, 2008

/s/ Edward H. Myles Edward H. Myles	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer) and Treasurer	November 14, 2008

/s/ Dr. Calvin A. Saravis Dr. Calvin A. Saravis	Director	November 14, 2008

/s/ J. Donald Payne J. Donald Payne	Director	November 14, 2008

/s/ P. Thomas Vogel P. Thomas Vogel	Director	November 14, 2008

INDEX TO EXHIBITS

Exhibit No.	Description

4.1	Restated Articles of Organization of the Registrant, filed as Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-10759).*

4.2
Articles of Amendment to Restated Articles of the Organization of the Registrant, filed as Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004 (File No. 0-21615).*

4.3	Amended and Restated Bylaws of the Registrant, filed as Exhibit 3.2 to the Registrant’s Registration Statement on Form S-1 (File No. 333-10759).*

4.4	Amendment to Amended and Restated Bylaws of the Registrant, filed as Exhibit 3.3 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2002 (File No. 0-21615).*

4.5	Specimen Certificate for the Shares of the Registrant’s Common Stock, filed as Exhibit 4.1 to the Registrant’s Annual Report on Form 10-KSB for the year ended December 31, 2004 (File No. 0-21615).*

4.6
Description of Capital Stock (contained in the Registrant’s Restated Articles of Organization, as amended, filed as Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-10759)).*

4.7
Rights Agreement dated as of February 27, 2003 between the Registrant and Computershare Trust Company, Inc., filed as Exhibit 4 to the Registrant’s Current Report on Form 8-K (File No. 0-21615) filed with the SEC on March 12, 2003.*

4.8
Amendment No. 1 to Rights Agreement dated April 16, 2004 between the Registrant and Computershare Trust Company, Inc., filed as Exhibit 4 to the Registrant’s Current Report on Form 8-K (File No. 0-21615) filed with the SEC on April 16, 2004.*

5.01	Legal Opinion of Pepper Hamilton LLP.

23.01	Consent of UHY LLP (Independent Registered Public Accounting Firm for the Registrant).

23.02	Consent of Pepper Hamilton LLP (included in its legal opinion filed as Exhibit 5.01 to this registration statement).

24.01	Power of Attorney (included on the signature page of this registration statement).

99.01	Registrant’s 2005 Equity Incentive Plan, filed as Exhibit 99.01 to the Registrant’s Registration Statement on Form S-8 (Reg. No. 333-128594) filed with the SEC on September 26, 2005.*

99.02	Amendment No. 1 to the Registrant’s 2005 Equity Incentive Plan, filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File No. 333-21615) filed with the SEC on September 29, 2008.*